Exhibit 99.1
S
M
Red Lobster Olive Garden LongHorn Steakhouse The Capital Grille
Bahama Breeze® Seasons 52 Eddie V’s Yard House
www.darden.com

NEWS/INFORMATION
Corporate Relations
P.O. Box 695011
Orlando, FL 32869-5011

Contacts:
July 15, 2014	(Analysts) Matthew Stroud	(407) 245-5288
8:00 A.M. ET	(Media) Rich Jeffers	(407) 245-4189

Darden Announces Early Tender Results for Cash Tender Offer, Increase to Maximum Amount and Elimination of Tender Caps

ORLANDO, FL, July 15 - Darden Restaurants, Inc. (NYSE: DRI) today announced the early tender results as of 5:00 p.m. New York City time on July 14, 2014 (the “Early Tender Date”) for its previously announced cash tender offers (each offer an “Offer” and collectively, the “Offers”) for its outstanding 4.50% Senior Notes due 2021 (“2021 Notes”), 3.350% Senior Notes due 2022 (“2022 Notes”), 6.000% Senior Notes due 2035 (the “2035 Notes”) and 6.200% Senior Notes due 2017 (“2017 Notes” and, together with the 2021 Notes, 2022 Notes and 2035 Notes, the “Notes”) and also announced that it has (i) increased the “Maximum Amount” from $600,000,000 to $610,000,000 and (ii) eliminated the tender caps for the 2021 Notes and the 2022 Notes. The terms and conditions of the Offers are set forth in its Offer to Purchase, dated June 30, 2014, and the related Letter of Transmittal and remain unchanged, except as amended hereby.

The principal amount of each series of Notes that were validly tendered and not validly withdrawn in the Offers as of the Early Tender Date are outlined in the table below:

Title of Securities and CUSIP Numbers	Principal Amount Outstanding	Acceptance Priority Level	Tender Cap	Aggregate Principal Amount Tendered	Percent of Amount Outstanding Tendered
4.50% Senior Notes due 2021 (CUSIP No. 237194AJ4)	$400,000,000	1	N/A	$272,541,000	68.14%
3.350% Senior Notes due 2022 (CUSIP No. 237194AK1)	$450,000,000	2	N/A	$378,983,000	84.22%
6.000% Senior Notes due 2035 (CUSIP No. 237194AE5)	$150,000,000	3	N/A	$115,327,000	76.88%
6.200% Senior Notes due 2017 (CUSIP No. 237194AG0)	$500,000,000	4	N/A	$218,311,000	43.66%

Since the combined aggregate principal amount of 2021 Notes and 2022 Notes tendered and not withdrawn in the Offers exceeds the Maximum Amount, it is not expected that any 2035 Notes or 2017 Notes will be accepted. Darden will purchase any Notes that have been validly tendered by the Expiration Date and that it chooses to accept for purchase, subject to the Maximum Amount, the application of the Acceptance Priority Levels set forth in the table above and all conditions to the Offers having been satisfied or waived by it, on a date immediately following the Expiration Date (the “Settlement Date”). Assuming that the conditions to the Offers having been satisfied or waived, validly tendered Notes will be accepted for purchase on a prorated basis as described in the Offer to Purchase.

The Settlement Date is expected to occur on the first business day following the Expiration Date (as defined below), subject to all conditions to the Offers having been satisfied or waived by Darden. The expected Settlement Date is July 29, 2014, unless extended by Darden, assuming all conditions to the Offers have been satisfied or waived by Darden.

The Offers will expire at 12:00 midnight, New York City time, on July 28, 2014 (the “Expiration Date”) (which is the end of the day on July 28, 2014), unless extended or earlier terminated. Darden reserves the right to terminate, withdraw or amend the Offers at any time subject to applicable law.

Holders tendering their Notes after the Early Tender Date will be eligible to receive the applicable tender offer consideration, which is equal to the applicable Total Consideration less the Early Tender Payment (as set forth in the Offer to Purchase). Notes tendered may no longer be withdrawn, unless otherwise required by law.

The obligation to accept for purchase, and to pay for, Notes validly tendered and not withdrawn pursuant to the Offers is subject to the satisfaction or waiver of the conditions to the relevant Offers, including the condition (“Tender Proceeds Condition”) that Darden has successfully completed the sale of its Red Lobster business (the “Red Lobster Transaction”), and that such sale has generated sufficient proceeds to purchase the Notes accepted for purchase in the Offers, including payment of the Tender Offer Consideration or Total Consideration, as applicable, accrued interest and pay all fees and expenses associated with the foregoing, all on terms and conditions acceptable to Darden in its sole discretion, subsequent to the date hereof and on or prior to the Settlement Date. There can be no assurance that Darden will be able to complete the Red Lobster Transaction and thus no assurance that the Tender Proceeds Condition will be satisfied.

The complete terms and conditions of the Offers are set forth in the related Offer to Purchase and the Letter of Transmittal which are being sent to holders of the Notes.  Holders of the Notes are urged to read the tender offer documents carefully.  Notes not tendered and purchased pursuant to the Offers will remain outstanding and be paid in accordance with their terms.

The Offers are being made solely by means of the related Offer to Purchase and the Letter of Transmittal. This press release does not constitute an offer to purchase securities or a solicitation of an offer to sell any securities nor does it constitute an offer or solicitation in any jurisdiction in which such offer or solicitation is unlawful.  Capitalized terms used in this press release but not otherwise defined herein have the meanings assigned to them in the Offer to Purchase.  None of Darden, the Dealer Managers, the Tender Agent and the Information Agent or the Trustee is making any recommendation as to whether holders of the Notes should tender their Notes in response to the Offers.

BofA Merrill Lynch, US Bancorp and Wells Fargo Securities are the Lead Dealer Managers and Deutsche Bank Securities and Mizuho Securities are the Co-Dealer Managers for the Offers. The Lead Dealer Managers and Co-Dealer Managers are collectively the Dealer Managers for the Offers. Questions regarding the Offers may be directed to BofA Merrill Lynch at (888) 292-0070 (toll free) or (980) 387-3907 (collect), directed to US Bancorp at (877) 558-2607 (toll free) or (612) 336-7604 (collect) or directed to Wells Fargo Securities at (866) 309-6316 (toll free) or (704) 410-4760 (collect). Requests for the Offer to Purchase and the Letter of Transmittal may be directed to D.F. King & Co., Inc. at 48 Wall Street, 22nd Floor, New York, New York 10005, (212) 269-5550 (for banks and brokers) or (800) 967-4617 (for all others).

As previously announced, Darden expects to use approximately $1.0 billion of the cash proceeds from the anticipated sale of its Red Lobster business to retire outstanding debt. In addition to the Offers described above, Darden has agreed to repurchase $80 million (of the $80 million currently outstanding) and $210 million (of the $220 million currently outstanding) aggregate principal amount of its 3.79% Senior Notes due 2019 and its 4.52% Senior Notes due 2024, respectively. Darden's agreement to repurchase all of these notes is conditioned upon closing of the anticipated Red Lobster Transaction. Further, if the Red Lobster Transaction closes and the sale generates sufficient cash proceeds to retire such debt, Darden currently intends to call for redemption approximately $100 million aggregate principal amount of its outstanding 7⅛% Debentures due 2016. Any such redemption, if instituted, would be made in accordance with the indenture governing the 7⅛% Debentures. There can be no assurance that Darden will be able to complete the Red Lobster Transaction or generate sufficient proceeds therefrom and thus no assurance that such debentures will be redeemed.

Darden Restaurants, Inc., (NYSE: DRI), the world's largest full-service restaurant company, owns and operates more than 1,500 restaurants that generate approximately $6.3 billion in annual sales. Headquartered in Orlando, Fla., and employing more than 150,000 people, Darden is recognized for a culture that rewards caring for and responding to people. In 2014, Darden was named to the FORTUNE "100 Best Companies to Work For" list for the fourth year in a row. Our restaurant brands - Olive Garden, LongHorn Steakhouse, Bahama Breeze, Seasons 52, The Capital Grille, Eddie V's and Yard House - reflect the rich diversity of those who dine with us. Our brands are built on deep insights into what our guests want. For more information, please visit www.darden.com.

Forward-looking statements in this news release are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Any forward-looking statements speak only as of the date on which such statements are made, and we undertake no obligation to update such statements to reflect events or circumstances arising after such date. We wish to caution investors not to place undue reliance on any such forward-looking statements.  By their nature, forward-looking statements involve risks and uncertainties that could cause actual results to materially differ from those anticipated in the statements. The most significant of these uncertainties are described in Darden's Form 10-K, Form 10-Q and Form 8-K reports (including all amendments to those reports). These risks and uncertainties include the ability to achieve Darden's strategic plan to enhance shareholder value including realizing the expected benefits from the sale of Red Lobster, the occurrence of any event, change or other circumstances that could give rise to the termination of the agreement to sell Red Lobster, the outcome of any legal proceeding that may be instituted against Darden relating to the Red Lobster transaction or otherwise, the failure of the Red Lobster transaction to close for any reason including non-fulfillment of any conditions to close, the timing of the completion of the transaction, actions of activist investors, which could distract management, divert our resources and, absent board action, accelerate our indebtedness, food safety and food-borne illness concerns, litigation, unfavorable publicity, risks relating to public policy changes and federal, state and local regulation of our business including health care reform, labor and insurance costs, technology failures, failure to execute a business continuity plan following a disaster, health concerns including virus outbreaks, intense competition, failure to drive sales growth, failure to successfully integrate the Yard House business and the additional indebtedness incurred to finance the Yard House acquisition, our plans to expand our smaller brands Bahama Breeze, Seasons 52 and Eddie V's, a lack of suitable new restaurant locations, higher-than-anticipated costs to open, close, relocate or remodel restaurants, a failure to execute innovative marketing tactics and increased advertising and marketing costs, a failure to develop and recruit effective leaders, a failure to address cost pressures, shortages or interruptions in the delivery of food and other products, adverse weather conditions and natural disasters, volatility in the market value of derivatives, economic factors specific to the restaurant industry and general macroeconomic factors including unemployment and interest rates, disruptions in the financial markets, risks of doing business with franchisees and vendors in foreign markets, failure to protect our service marks or other intellectual property, impairment in the carrying value of our goodwill or other intangible assets, a failure of our internal controls over financial reporting, or changes in accounting standards, an inability or failure to manage the accelerated impact of social media and other factors and uncertainties discussed from time to time in reports filed by Darden with the Securities and Exchange Commission.